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                           ARTICLES OF INC0RP0RATI0N

                                       of

                             AIRLINE INTERIORS, INC.
                             an Arizona corporation

     The undersigned persons have associated themselves for the purpose of forming a corporation under the laws of Arizona and adopt the following Articles of Incorporation.

     1. Name. The name of this Corporation is:

                             AIRLINE INTERIORS, INC.

     2. Statutory Place of Business. The initial statutory place of business of the Corporation shall be 10016 South 51st Street, Phoenix, Arizona 85044.

     3. Purpose and Powers. This Corporation is organized for the transaction of any and all lawful business for which corporations may be incorporated under the laws of the State of Arizona, as they may be amended from time to time.

     4. Initial Business. The general nature of the business proposed to be transacted initially by the Corporation shall be as contractor and subcontractor for products and components utilized in commercial airliners.

     5. Capital Stock. The authorized capital stock of the Corporation shall be 10,000 shares of Common Stock, $.01 par value.

          a. Consideration. Stock shall be issued when paid for in cash, past services, real property or personal property and shall, when issued, be fully paid for and forever nonassessable. The judgment of the Board of Directors as to the value of any property contributed or services rendered in exchange for stock shall be conclusive is the absence of fraud.

          b. Voting Rights. Except with respect to the election of directors where cumulative voting is required, the holders of the Common Stock shall be entitled to one vote for each share held by them of record on the books of the Corporation.

     6. Statutory Agent. The Corporation appoints Tiffany & Hoffmann, P.A., 500 Dial Tower, 1850 North Central Avenue, Phoenix, Arizona 85004, its statutory agent in and for the State of Arizona. This appointment may be revoked at any time by the Board of Directors authorizing and directing the filing with the Arizona Corporation Commission of a statement in accordance with A.R.S. Section 10-013(A) and (B).

     7. Board of Directors. The number of directors of the Corporation shall be not less than one (1) nor more than fifteen (15) and may be altered from time to time as may be provided in the Bylaws. In case of any increase in the number of directors, the additional directors may be elected by the directors or by the shareholders at any annual or special meeting, as shall be provided in the Bylaws.


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     The Initial Board of Directors shall consist of three persons, who shall serve until his successor is qualified according to the Bylaws, and whose name and address is:

Name               Mailing Address
----               ---------------

S. P. Desjardins   10016 South 51st Street
                   Phoenix, Arizona 85044

Donald Townsend    10016 South 51st Street
                   Phoenix, Arizona 85044

Donald Rutter      9940 Mesa Rim Road
                   San Diego, California 92121

     8. Incorporators. The names and addresses of the undersigned incorporators are:

Name               Mailing Address
----               ---------------

Donald Townsend    10016 South 51st Street
                   Phoenix, Arizona 85044

Cora Yanacek       10016 South 51st Street
                   Phoenix, Arizona 85044

     All powers, duties and responsibilities of the incorporators in their capacity as such shall cease at the time of delivery of these Articles of Incorporation to the Arizons Corporation Commission for filing.

     9. Director Conflicts of Interest. To the extent permitted and in accordance with A.R.S. Section 10-041, no contract or other transaction between the Corporation and one or more of its directors or any other corporation, firm, association or entity in which one or more of its directors are directors or officers or are financially interested, shall be either void or voidable because of such relationship or interest or because such director or directors are present at the meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction or because his or their votes are counted for such purpose.

     10. Elimination of Director Liability. The personal liability of the directors shall be eliminated to the fullest extent permitted by the General Corporation Law of Arizona. No director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     11. Powers of the Board of Directors. All of the powers of this Corporation, insofar as the same may lawfully be vested by these Articles of Incorporation in the Board of Directors, are hereby conferred upon the Board of Directors of this Corporation.


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     IN WITNESS WHEREOF, the following incorporators have signed these Articles of Incorporation on this 25th day of January, 1994.


                                        /s/ DONALD W. TOWNSEND
                                        ----------------------------------------
                                        DONALD W. TOWNSEND


                                        /s/ CORA YANACEK
                                        ----------------------------------------
                                        CORA YANACEK










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                                    AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                             AIRLINE INTERIORS, INC.

     Airline Interiors, Inc. does hereby certify that at a meeting of the Board of Directors of Simula, Inc., a corporation organized and existing under the laws of the State of Arizona, duly called on the 1st day of February, 2000, the following resolutions were adopted and the same have not been revoked:

          RESOLVED, that Simula, Inc. as the parent corporation of its wholly-owned subsidiary, Airline Interiors, Inc., hereby authorizes the name change of said corporation to "AI Capital Corp.";

          RESOLVED, that the Articles of Incorporation of Airline Interiors, Inc. be amended by changing Article 1 thereof, so that said Article shall be and read as follows:

                      Name. The name of the corporation is:

                               "AI Capital Corp."

     IN WITNESS WHEREOF, the Secretary of this corporation has hereunto set his hand officially this 29th day of February, 2000.

                                        SIMULA, INC.


                                        /s/ Bradley P. Forst
                                        ----------------------------------------
                                        Bradley P. Forst, Secretary